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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                 INITIAL STATEMENT OF BENEFICIAL
                     OWNERSHIP OF SECURITIES

                             FORM 3

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935
     or Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person

      Brodsky, Mark
      712 Fifth Avenue
      New York, NY 10019

2.  Date of Event Requiring Statement (Month/Day/Year)

      6/11/98

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Issuer Name and Ticker Trading Symbol

      Illinois Superconductor Corporation (ISCO)

5. Relationship of Reporting Person to Issuer (Check all applicable)


       X  Director
          Officer (give title below)
          10% Owner
          Other (specify below)

6.  If Amendment, Date of Original (Month/Day/Year)

7.    Individual or Joint/Group Filing (check applicable line)

       X  Form filed by one Reporting Person
          Form filed by more than one Reporting Person

Table I - Non-Derivative Securities Beneficially Owned

1.  Title of Security (Instr. 4)



2.  Amount of Securities Beneficially Owned (Instr. 4)



3.  Ownership Form: Direct (D) or Indirect (I) (Instr. 5)



4.  Nature of Indirect Beneficial Ownership (Instr. 5)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4)



2.  Date Exercisable and Expiration Date (Month/Day/Year)

      Date Exercisable

      Expiration Date

3.    Title and Amount of Securities Underlying Derivative Security
      (Instr. 4)

      Title
      Amount or Number of Shares

4.  Conversion or Exercise Price of Derivative Security



5.    Ownership Form of Derivative Security: Direct (D) or Indirect
      (I) (Instr. 5)



6.  Nature of Indirect Beneficial Ownership (Instr. 5)





** Intentional misstatement or omissions of facts constitute
Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).






       /s/ Mark Brodsky                    June 22, 1998
         **Signature of Reporting Person       Date




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